Exhibit (j.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2025, relating to the financial statements and financial highlights of RiverNorth Funds, comprising RiverNorth/DoubleLine Strategic Income Fund and RiverNorth/Oaktree High Income Fund, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 28, 2026